WesBanco Declares Increase in Quarterly Cash Dividend to Its Shareholders

Wheeling, WV, February 25, 2021 – WesBanco, Inc. (Nasdaq:WSBC), a diversified, multi-state bank holding company announced today that its Board of Directors has approved a 3.1% increase in the quarterly cash dividend to $0.33 per common share from the previous quarterly dividend of $0.32 per common share.  The higher dividend rate will be payable on April 1, 2021 to shareholders of record on March 12, 2021.  This is the fourteenth increase in the quarterly dividend since 2010, and represents a cumulative increase of 136% over that period.

The WesBanco Board of Directors approved this most recent cash dividend increase based in part on the Company’s improving net income and capital position.  The new cash dividend represents an annualized cash dividend rate of $1.32 per common share.  Based upon yesterday’s closing common stock price of $33.36, the new dividend equates to a yield of approximately 4.0%.

About WesBanco, Inc.

Founded in 1870, WesBanco, Inc. (www.wesbanco.com) is a diversified and balanced financial services company that delivers large bank capabilities with a community bank feel.  Our distinct long-term growth strategies are built upon unique sustainable advantages permitting us to span six states with meaningful market share.  Built upon our ‘Better Banking Pledge’, our customer-centric service culture is focused on growing long-term relationships by pledging to serve all personal and business customer needs efficiently and effectively.  In addition to a full range of online and mobile banking options and a full-suite of commercial products and services, WesBanco provides trust, wealth management, securities brokerage, and private banking services through our century-old Trust and Investment Services department, with approximately $5.0 billion of assets under management (as of December 31, 2020).  WesBanco's banking subsidiary, WesBanco Bank, Inc., operates 212 financial centers in the states of Indiana, Kentucky, Maryland, Ohio, Pennsylvania, and West Virginia.  Additionally, WesBanco operates an insurance agency, WesBanco Insurance Services, Inc., and a full service broker/dealer, WesBanco Securities, Inc.

SOURCE:  WesBanco, Inc.

WesBanco Company Contact:

John H. Iannone

Senior Vice President, Investor and Public Relations

304-905-7021

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